    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2005
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                _________________

                                 LIFEPOINT, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                _________________

               DELAWARE                                    33-0539168
   (State or Other Jurisdiction of                      (I.R.S. Employer
    Incorporation or Organization)                   Identification Number)

                            1205 SOUTH DUPONT STREET
                            ONTARIO, CALIFORNIA 91761
                                 (909) 418-3000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                _________________

       AGENT FOR SERVICE:                                 COPIES TO:
       M. Richard Wadley                              David A. Hahn, Esq.
    Chief Executive Officer                          Latham & WATKINS LLP
        Lifepoint, Inc.                          600 West Broadway, Suite 1800
    1205 South Dupont Street                      San Diego, California 92101
   Ontario, California 91761                            (619) 236-1234
         (909) 418-3000

                                _________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                             CALCULATION OF REGISTRATION FEE
============================================================================================================================
    TITLE OF SECURITIES            AMOUNT          PROPOSED MAXIMUM OFFERING        PROPOSED MAXIMUM           AMOUNT OF
     TO BE REGISTERED        TO BE REGISTERED(1)      PRICE PER SHARE(2)           OFFERING PRICE(2)       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par           61,859,070                $0.28                      $17,320,540                $2,039
  value per share
============================================================================================================================

(1) A portion of the shares of common stock covered by this Registration Statement are issuable upon conversion of preferred stock, exercise of outstanding warrants and the payment of dividends. Pursuant to Rule 416(b) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable upon the conversion of preferred stock and the exercise of warrants by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the Registrant's outstanding shares of common stock.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the American Stock Exchange on January 7, 2005.
                               __________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION--DATED JANUARY 11, 2005

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                61,859,070 SHARES

                                 LIFEPOINT, INC.

                                  COMMON STOCK

                               __________________

The stockholders named beginning on page 13 are selling up to 61,859,070 shares of our common stock.

Our common stock is listed on the American Stock Exchange under the symbol "LFP." On January 6, 2005, the last sale price of our common stock as reported on the American Stock Exchange was $0.28.

                               __________________

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES OF OUR COMMON STOCK ONLY IF YOU CAN SUSTAIN A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES OF OUR COMMON STOCK.

                               __________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.

                               __________________

                        THE DATE OF THIS PROSPECTUS IS .

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Lifepoint, Inc.                                                               5

Risk Factors                                                                  6

Special Note Regarding Forward Looking Statements                            12

Use of Proceeds                                                              13

Selling Stockholders                                                         13

Plan of Distribution                                                         21

Legal Matters                                                                22

Experts                                                                      22

Where to Find Additional Information                                         22

          The terms "LifePoint," "Company," "we," "our," "ours" and "us" refer to LifePoint, Inc. and our consolidated subsidiaries, unless the context requires otherwise, and not to the selling stockholders. All references to "common stock" refer to our common stock, $.001 par value per share.

                                 LIFEPOINT, INC.

          We are a medical technology company that developed, manufactures and markets the LifePoint(R) IMPACT(R) Test System - a rapid diagnostic testing and screening device for use in workplace, home health care, ambulance, pharmacy and law enforcement settings. Our patented and proprietary technologies for the use of saliva as a non-invasive, blood-comparable test specimen, used in conjunction with the flow immunosensor technology licensed from the United States Navy (the "USN"), has allowed us to develop and market a broadly applicable, non-invasive, rapid, on-site diagnostic test system.

          In February 2004,, we re-launched the IMPACT Test System for sale to the international and domestic forensic markets. The IMPACT Test System is a proprietary test system that generates almost immediate, diagnostic results for a broad variety of substances by non-invasively testing saliva, including alcohol and the following commonly used drugs of abuse: cocaine, opiates (such as heroin and morphine), phencyclidine (PCP), amphetamine (including methamphetamine and ecstasy), and tetrahydrocannabinol (THC, marijuana) (collectively the "Drugs of Abuse").

          We were initially marketing the product in the United States in markets not regulated by the Food and Drug Administration (the "FDA"), such as law enforcement and criminal justice testing, and in Europe and certain Asian countries where no FDA clearance is required. In November 2004, we received 510(k) clearance from the FDA to market the LifePoint(R) IMPACT(R) Test System in conjunction with the opiate test (morphine and heroin) for use in medical markets. We will now be able to commence marketing of the product in the United States FDA regulated markets, such as medical markets.

          We anticipate that our saliva based drugs of abuse and alcohol test will become evidential in the law enforcement market. However, we expect that tests may be performed on a non-evidential basis in some portions of the industrial marketplace where confirmation testing is required by regulation. If a drug of abuse is detected in the initial test, in some markets, the sample may need to be forwarded to a laboratory, where a confirmatory analysis will be performed. Usually gas chromatography/mass spectrometry ("GC/MS") is employed for the confirmatory test. On February 25, 2002, we reported that we had established a relationship with Quest Diagnostics, a leader in employee testing in the United States, to perform GC/MS confirmation testing on saliva samples when requested by some of the IMPACT Test System customers. This relationship enables us to provide a quick, low-cost, easy to implement laboratory secondary/confirmation testing service on saliva samples that have been collected automatically and non-invasively by the IMPACT Test System. Quest Diagnostics has developed new protocols and procedures to provide confirmation testing at the low levels of sensitivity required from a saliva sample using the LifePoint Saliva Collection Device. This capability provides our customers with the ability to meet the requirements for testing federally regulated safety-sensitive employees.

          Our marketing analysis has indicated a greater market potential for a saliva-based test for drugs of abuse and alcohol via a completely automated, integrated transportable instrument, which generates a lab-quality result, by law enforcement agencies, occupational health clinics, hospitals and other medical facilities than for a urine sample, tested either at a laboratory or on-site. However, the use of this product in other potential markets that are testing for recent drug use (over the last two to five days) or "lifestyle testing," such as pre-employment testing, may be somewhat limited with our initial product.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK BY PURCHASING SHARES FROM A SELLING STOCKHOLDER NAMED IN THIS PROSPECTUS, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS. WE HAVE DESCRIBED BELOW ALL OF THE RISKS WHICH WE DEEM MATERIAL TO YOUR INVESTMENT DECISION. A LIST OF THE NAMED SELLING STOCKHOLDERS MAY BE FOUND IN THIS PROSPECTUS IN THE TABLE BEGINNING ON PAGE 13. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND IN THE PERIODIC REPORTS WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, BEFORE YOU DECIDE TO PURCHASE ANY SHARES OF OUR COMMON STOCK. FOR INFORMATION AS TO HOW YOU MAY RECEIVE COPIES OF OUR PERIODIC REPORTS, WE DIRECT YOUR ATTENTION TO THE SECTION CAPTIONED "WHERE TO FIND ADDITIONAL INFORMATION" IN THIS PROSPECTUS.

RISKS RELATED TO OUR OPERATIONS:

WE WILL HAVE A NEED FOR SIGNIFICANT AMOUNT OF CAPITAL IN THE FUTURE AND THERE IS NO GUARANTEE THAT WE WILL BE ABLE TO OBTAIN THE AMOUNTS WE NEED.

         We recently completed an offering of Series E preferred stock, which provided sufficient funds to meet our near-term needs. However, if our business goals are not met, including certain sales revenues, we may need to raise additional funds in the future.

         We have operated at a loss, and expect that to continue for some time in the future. Our plans for continuing product refinement and development, further develop the distribution network, expand our direct sales effort, and to continue to scale-up our manufacturing capacity prior to transfer to an OEM manufacturer will involve substantial costs. The extent of these costs will depend on many factors, including some of the following:

         o        The progress and breadth of additional product development;
         o The costs involved with manufacturing scale-up and manufacturing capacity;
         o The costs involved with the transfer of manufacturing to an OEM manufacturer;
         o Timing and product trial acceptance by customers and distributors, all of which directly influence cost and product sales;
         o The costs involved in completing the regulatory process to get the remainder of our current chemistry tests and future tests to be developed approved, including the number, size, and timing of necessary clinical trials;
         o The costs involved in patenting our technologies and defending them;
         o The cost of marketing, selling and distributing the IMPACT Test System; and
         o Competition for our products and our ability, and that of our distributors, to commercialize our product.

         In the past, we have raised funds by public and private sale of our stock, and we are likely to try to do this in the future to raise needed funds. Sale of our stock to new private or public investors usually results in existing stockholders becoming "diluted." The greater the number of shares sold, the greater the dilution. A high degree of dilution can make it difficult for the price of our stock to rise rapidly, among other things. Dilution also lessens a stockholder's voting power.

         We may not be able to raise sufficient capital needed to fund operations, or we may not be able to raise capital under terms that are favorable to us.

OPERATIONAL LOSSES ARE EXPECTED TO CONTINUE AT LEAST ANOTHER THREE QUARTERS FOLLOWING THE QUARTER ENDED SEPTEMBER 30, 2004.

         From the date we were incorporated on October 8, 1992 through September 30, 2004, we have incurred net losses of $77,640,594. In February 2004, we re-launched marketing of the IMPACT Test System, our first product, to the international law enforcement market, one of three initial worldwide target markets. There was no governmental approval required as a prerequisite to market to these potential users of our product. However, as indicated elsewhere in this section "Risk Factors," there are certain legal challenges that we must overcome to make our product fully acceptable in this market.

         One of our initial target markets is the industrial market - companies that currently test employees for drugs and alcohol. In November 2000, the FDA announced its intention to be consistent in its regulation of drugs of abuse screening tests used in the home, work place, insurance and sports settings. The FDA published draft guidance for public comment in April 2004. Should the FDA enforce such regulations, despite our efforts and those of others to dissuade the FDA from doing so, such regulations might delay the start of marketing to the industrial market in the United States until we comply. However, in anticipation of such adoption, we have been collecting the additional field data which management believes, based on discussions with the FDA, and the draft guidelines, this agency would require approving our entry into the industrial market in the United States. We have submitted for industrial workplace clearance from the FDA under the proposed guidelines simultaneously with seeking its approval of use of our product for medical purposes. In addition, we have commenced efforts to market our product through distributors to law enforcement agencies and medical users in Europe and select Pacific Rim countries such as Australia prior to obtaining FDA approval for use in the United States. This program could offset any loss in early revenues due to the delay, if it occurs, in our marketing to the industrial market in the United States.

         We may not meet the market launch schedules described in the preceding two paragraphs. In addition, the FDA or a foreign government may not grant clearance for the sale of all of our tests for routine screening and/or diagnostic operations. Furthermore, the clearance process may take longer than projected. Even if we do meet our schedule and although we have generated revenues, profitability cannot be predicted.

WE WILL BE INCREASING THE DEMANDS ON OUR LIMITED RESOURCES AS WE TRANSITIONS EFFORTS FROM RESEARCH AND DEVELOPMENT TO PRODUCTION AND SALES.

         We currently have limited financial and personnel resources. We have begun to transition from a research and development focused organization to a production and sales organization. To successfully manage this transition, we will be required to grow the size and scope of our operations, maintain and enhance financial and accounting systems and controls, hire and integrate new personnel and manage expanded operations. There can be no assurance that we will be able to identify, hire and train qualified individuals as we transition and expand. The failure to manage these changes successfully could have a material adverse effect on the quality of our products and technology, the ability to retain customers and key personnel and on operating results and financial condition.

TRANSITION TO AN OPERATIONAL COMPANY MAY STRAIN MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

         We expect to encounter the risks and difficulties frequently encountered by companies that have recently made a transition from research and development activities to commercial production and marketing. We have set forth below certain of these risks and difficulties in this section "Risk Factors." For example, the transition from a development stage company to a commercial company may strain managerial, operational and financial resources. If our product achieves market acceptance, then we will need to increase the number of employees, significantly increase manufacturing capability and enhance operating systems and practices. We may not be able to effectively do so or otherwise manage future growth.

OUR BUSINESS IS SUBJECT TO CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE THAT HAS INCREASED BOTH ITS COSTS AND THE RISK OF NONCOMPLIANCE.

         Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and the American Stock Exchange, have recently issued new requirements and regulations and continue developing additional regulations and requirements in response to recent corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these new regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities.

         In particular, our efforts to prepare to comply with Section 404 of the Sarbanes-Oxley Act and related regulations for fiscal years ending on or after July 15, 2005 regarding management's required assessment of our internal controls over financial reporting and our independent auditors' attestation of that assessment will require the commitment of significant financial and managerial resources. Although we believe that ongoing efforts to assess our internal controls over financial reporting will enable us to provide the required report, and our independent auditors to provide the required attestation, under Section 404, we can give no assurance that such efforts will be completed on a timely and successful basis to enable our management and independent auditors to provide the required report and attestation in order to comply with SEC rules.

         Moreover, because the new and changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

THE IMPACT TEST SYSTEM MAY HAVE A LENGTHY SALES CYCLE IN SOME MARKETS AND CUSTOMERS MAY DECIDE TO CANCEL OR CHANGE THEIR PRODUCT PLANS, WHICH COULD CAUSE US TO LOSE ANTICIPATED SALES.

         Based on the early stages of product sales and the new technology represented by our product, customers test and evaluate the product extensively prior to ordering the product. In some markets, customers may need three to six months or longer to test and evaluate the product prior to ordering. Due to this lengthy sales cycle at some customers, we have and may continue to experience delays from the time it increases our operating expenses and our investments in inventory until the time that revenues are generated for these products. It is possible that we may never generate any revenues from these products after incurring such expenditures. The delays inherent in the lengthy sales cycle in some markets increase the risk that a customer will decide to cancel or change its product plans. Such a cancellation or change in plans by a customer could cause us to lose sales that had previously been anticipated. In addition, our business, financial condition and results of operations could be materially and adversely affected if significant customers curtail, reduces or delay orders.

THROUGH THE EARLY STAGES OF PRODUCT RELEASE, OUR AVERAGE PRODUCT CYCLES HAVE TENDED TO BE SHORT AND, AS A RESULT, WE MAY HOLD EXCESS OR OBSOLETE INVENTORY WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         While our sales cycles in our initial markets have been long, average product life cycles have been short as a result of the rapidly changing product designs made based on customer feedback. As a result, the resources devoted to product sales and marketing may not generate material revenues, and from time to time, we may need to write off excess and obsolete inventory. If we incur significant marketing and inventory expenses in the future that are not recoverable, and we are not able to compensate for those expenses, our operating results could be adversely affected. In addition, if products are sold at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, operating results would be harmed.

UNEXPECTED PROBLEMS AS TO HOW OUR PRODUCT FUNCTIONS CAN DELAY RECEIPT OF REVENUES AND COULD ADVERSELY IMPACT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         We experienced delays in marketing our product because of unanticipated performance problems that had arisen first in our testing in our research and development facility and later at market trial and customer sites in 2002. Accordingly, when a product performance problem surfaced, we had no choice except to make product improvements and modifications. We also had to delay completion of the field-testing necessary to furnish the data for some of the FDA submissions, and with it, delayed clearance by the FDA due to the loss of critical financing.

         By delaying the time of product production, these product problems delayed receipt of revenues. They also increased our need for additional financing. Any future delays in obtaining revenues will increase our need for additional financing. And with the past delays, and future delays, if any, in receiving revenues, our opportunity to achieve profitability was, and will be, also delayed and could potentially adversely impact our ability to continue as a going concern.

WE WILL FACE COMPETITION FROM NEW AND EXISTING DIAGNOSTIC TEST SYSTEMS.

         We have begun to compete with many companies of varying size that already exist or may be founded in the future. Substantially all of their current tests available either use urine or blood samples as a specimen to test for drugs of abuse or use breath, saliva, or blood samples to test for alcohol. In addition, we recognize that other products performing on-site testing for drugs in blood or saliva may be developed and introduced into the market in the future.

         Four companies, Avitar, Inc. ("Avitar"), OraSure Technologies, Inc. ("OraSure"), Varian, Inc. ("Varian"), formerly known as AnSys, Brannan Medical ("Brannan") and Cozart Bioscience Ltd. ("Cozart"), market oral screening drugs of abuse devices. The type of technology used by these companies is called lateral flow membrane technology, which is the process by which a specimen flows across a treated test strip (membrane) and which produces colored test result on a portion of the test strip. Home pregnancy tests are a good example of lateral flow membrane technology. This type of test is less sensitive than the flow immunosensor technology and cannot provide quantifiable results, but only qualitative, yes/no answers. While we believe this type of technology is not sensitive enough to detect certain drugs at levels that are found in saliva, we recognize that other products performing on-site testing for drugs in blood or saliva may be developed and introduced into the market in the future.

         We also face as competitors BioSite Diagnostics Inc., Syva Company (a division of Dade International Inc.), Varian Inc. and at least five other major diagnostic and/or pharmaceutical companies. All of these competitors currently use urine as the specimen for on-site drug testing. Almost all of these prospective competitors have substantially greater financial resources than we have to develop and market their products.

         With respect to breath testing for the presence of alcohol, we will compete with CMI, Inc., Intoximeters, Inc., Draeger Safety, Inc., and other small manufacturers.

         Furthermore, because of the time frame it has taken us to bring its product to market, our competition may have developed name recognition among customers that will handicap future marketing efforts.

FAILURE TO COMPLY WITH THE SUBSTANTIAL GOVERNMENTAL REGULATION TO WHICH THE COMPANY IS SUBJECT MAY ADVERSELY AFFECT ITS BUSINESS.

         The FDA announced its intention to regulate marketing to the industrial market in the United States. If the FDA determines to regulate the industrial market in the United States, this may further delay the receipt of revenues by us in this market. If we cannot obtain a waiver from Clinical Laboratory Improvement Act of 1988 ("CLIA") regulation, the cost of running the IMPACT TEST SYSTEM in FDA regulated medical markets could be higher for potential customers. We may not be able to obtain a waiver from CLIA regulation or FDA approval on a timely basis, if at all. If we do not obtain such waiver and approvals, our business will be adversely affected.

WE MAY NOT BE ABLE TO EXPAND MANUFACTURING OPERATIONS ADEQUATELY OR AS QUICKLY AS REQUIRED TO MEET EXPECTED ORDERS.

         We first began our manufacturing process in January 2001. However, we have not as yet made any significant deliveries of our product. Accordingly, we have not as yet demonstrated the ability to manufacture our product at the capacity necessary to support expected commercial sales. In addition, we may not be able to manufacture cost effectively on a large scale.

         We expect to conduct all manufacturing of the Saliva Test Module's
(STM) at our own facility for at least another six to nine months. We are now reviewing the possibility of engaging an outside manufacturer for the final assembly of the STMs as part of our overall strategy to reduce costs. However, the chemistry portion of the STM is a proprietary technology and process developed by us and, accordingly we plan to continue to manufacture the chemistry portion of the STM for both intellectual property protection and proprietary know how. In addition, we intend to continue to assemble the IMPACT Test System for at least another six to nine months or more. If our facility or the equipment in our facility is significantly damaged or destroyed, we may not be able to quickly restore manufacturing capacity. We plan to engage an outside manufacturer of instruments to final assemble the current instrument in conjunction with our own in-house assembly. Our current timetable for transfer of some of the final assembly of the current instrument is no sooner than the quarter ending December 31, 2005. We could, accordingly, turn over instrument assembly to a number of qualified outside instrument assembly suppliers in the event of such problems at our facility. Accordingly, any capable electronics manufacturer would have the capability to produce this type of equipment. We have identified several potential electronic manufacturers as potential alternatives to our initial outside supplier should we so require.

LEGAL PRECEDENT HAS NOT YET BEEN ESTABLISHED FOR UPHOLDING THE RESULTS OF OUR DIAGNOSTIC TEST SYSTEM.

         The legal precedents for performing drug and alcohol testing in both law enforcement and the industrial workplace have been well established. Blood and urine testing are the currently accepted standard samples for drugs. Blood, breath and saliva are the currently accepted standard samples for alcohol. However, several saliva-based drug tests are beginning to be used. Our technology may not be admissible in court and accepted by the market.

         State laws are being revised on an ongoing basis to allow law enforcement officers to use saliva as a specimen for testing for drivers under the influence of drugs or alcohol. Currently, saliva and other bodily substance testing for DUI testing with consent is permitted in all states. However, such testing will be subject to a variety of factors. Saliva or other bodily substances for DUI testing for drugs or alcohol is specifically permitted in 24 states, but specifically excluded in only six. Additional efforts will be needed to change the laws in these states which have not adopted saliva as a test specimen for DUI testing. We cannot give assurance as to when and if this legislation will be adopted in the other states.

         Lastly, the National Highway and Traffic Safety Administration must approve alcohol test products for Department of Transportation use, either as a screening method or an evidentiary method. We believe that our product meets the requirements of an evidentiary product. However, because we have not yet submitted our product for approval, we cannot guarantee acceptance by this governmental agency.

OUR EFFORTS TO LEGALLY PROTECT OUR PRODUCT MAY NOT BE SUCCESSFUL.

         We will be dependent on our patents and trade secret law to legally protect the uniqueness of our testing product. However, if we institute legal action against those companies that we believe may have improperly used our technology, we may find ourselves in long and costly litigation. This result would increase costs of operations and thus adversely affect our results of operations.

         In addition, should it be successfully claimed that we have infringed on the technology of another company, we may not be able to obtain permission to use those rights on commercially reasonable terms. Moreover, in such event a company could bring legal action and we may find ourselves in long and costly litigation.

WE MAY BE SUED FOR PRODUCT LIABILITY RESULTING FROM THE USE OF ITS DIAGNOSTIC PRODUCT.

         We may be held liable if the IMPACT Test System causes injury of any type. We have obtained product liability insurance to cover this potential liability. We believe that the amount of our current coverage is adequate for the potential risks in these areas. However, assuming a judgment is obtained against us, our insurance may not cover the potential liabilities. Our policy limits may be exceeded. If we are required at a later date to increase the coverage, we may obtain the desired coverage, but only at a higher cost.

OUR INCREASING EFFORTS TO MARKET PRODUCTS OUTSIDE THE UNITED STATES MAY BE AFFECTED BY REGULATORY, CULTURAL OR OTHER RESTRAINTS.

         We have commenced efforts to market our product through distributors in countries outside the United States, starting with certain of the Eastern and Western European and Asian countries. In addition to economic and political issues, we may encounter a number of factors that can slow or impede our international sales, or substantially increase the costs of international sales, including the following:

         o We do not believe that our compliance with the current regulations for marketing our product in European countries will be a problem. However, new regulations (including customs regulations) can be adopted by these countries which may slow, limit or prevent the marketing of our product. In addition, other countries in which we attempt, through distributors, to market our product may require compliance with regulations different from those of the European market.

         o Cultural and political differences may make it difficult to effectively obtain market acceptances in particular countries.

         o Although our distribution agreements provide for payment in U.S. dollars, exchange rates, currency fluctuations, tariffs and other barriers and extended payment terms could affect our distributors' ability to perform and, accordingly, impact our revenues.

         o Although we made an effort to satisfy ourselves as to the credit-worthiness of our distributors, the credit-worthiness of the foreign entities to which we sell may be less certain and their accounts receivable collections may be more difficult.

THE FOLLOWING RISK FACTORS RELATE TO OWNERSHIP OF OUR CAPITAL STOCK:

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON COMMON STOCK IN THE FORESEEABLE FUTURE.

         We intend to retain future earnings, if any, to fund our operations and expand our business. In addition, the expected continuing operational losses and our Series E and Series D preferred stock will limit legally our ability to pay dividends on our common stock. Accordingly, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

OUR BOARD'S RIGHT TO AUTHORIZE ADDITIONAL SHARES OF PREFERRED STOCK COULD ADVERSELY IMPACT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

         Our board of directors currently has the right, with respect to the authorized shares of preferred stock not designated as the Company's Series E and Series D preferred stock, to authorize the issuance of one or more additional series of our preferred stock with such voting, dividend and other rights as our directors determine. Such action can be taken by our board without the approval of the holders of our common stock. The sole limitation is that the rights of the holders of any new series of preferred stock must be junior to those of the holders of the Series E and Series D preferred stock with respect to dividends, upon redemption and upon liquidation. Accordingly, the holders of any new series of preferred stock could be granted voting rights that reduce the voting power of the holders of common stock. For example, the preferred holders could be granted the right to vote on a merger as a separate class even if the merger would not have an adverse effect on their rights. This right, if granted, would give them a veto with respect to any merger proposal. Or they could be granted 20 votes per share while voting as a single class with the holders of the common stock, thereby diluting the voting power of the holders of common stock. In addition, the holders of any new series of preferred stock could be given the option to be redeemed in cash in the event of a merger. This would make an acquisition of us less attractive to a potential acquirer. Thus, the board could authorize the issuance of shares of the new series of preferred stock in order to defeat a proposal for the acquisition of us which a majority of our then holders of common stock otherwise favor.

OUR CERTIFICATE OF INCORPORATION CONTAINS CERTAIN ANTI-TAKEOVER PROVISIONS, WHICH COULD FRUSTRATE A TAKEOVER ATTEMPT AND LIMIT YOUR ABILITY TO REALIZE ANY CHANGE OF CONTROL PREMIUM ON SHARES OF OUR COMMON STOCK.

         There are two provisions in our certificate of incorporation or bylaws which could be used by us as an anti-takeover device. Our certificate of incorporation provides for a classified board -- one third of our directors to be elected each year. Accordingly, at least two successive annual elections will ordinarily be required to replace a majority of the directors in order to effect a change in management. Thus, the classification of the directors may frustrate a takeover attempt which a majority of our then holders of common stock otherwise favor.

         In addition, we are obligated to comply with the procedures of Section 203 of the Delaware corporate statute, which may discourage certain potential acquirers which are unwilling to comply with its provisions. Section 203 prohibits us from entering into a business combination (for example, a merger or consolidation or sale of assets of the corporation having an aggregate market value equal to 10% or more of all of our assets) for a period of three years after a stockholder becomes an "interested stockholder." An interested stockholder is defined as being the owner of 15% or more of the outstanding voting shares of the corporation. There are exceptions to its applicability including our board of directors approving either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. At a minimum, we believe such statutory requirements may require the potential acquirer to negotiate the terms with our directors.
================================================================================

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

================================================================================

                           FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things, those set forth elsewhere in this prospectus under the heading "Risk Factors." You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions used in this prospectus.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

         We are registering the shares of our common stock offered by this prospectus for the account of the selling stockholders identified in the section of this prospectus entitled "Selling Stockholders." All of the net proceeds from the sale of our common stock by this prospectus will go to the selling stockholders who offer and sell their shares of our common stock. We will not receive any part of the proceeds from the sale of these securities.

                              SELLING STOCKHOLDERS

         The selling stockholders are offering pursuant to this prospectus, as indicated in the following table, an aggregate of 61,859,070 shares of our common stock.

         The following table sets forth for each selling stockholder, as of the date of this prospectus:

         o        the name of the selling stockholder,
         o the number and percentage of shares of our common stock beneficially owned as of December 31, 2004,
         o the number of shares of our common stock to be offered pursuant to this prospectus, and
         o the number and percentage of shares of our common stock to be beneficially owned following the offering pursuant to this prospectus, assuming all of the shares to be offered pursuant to this prospectus are sold.

         During the past three years, none of the selling stockholders had any position, office or other material relationship with us, except as a stockholder and except that Linda Masterson, who was our president and chief executive officer, Tom Foley, who was our vice president of research and development, and Nuno Brandolini, who is a director, are selling stockholders.

         The following table assumes that the selling stockholders will sell all of the shares offered under this prospectus. However, because the selling stockholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of such sales. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

         The percentages of beneficial ownership reported in the following table are based upon 97,040,860 shares of our common stock which were outstanding on December 31, 2004. The number of shares shown in the column entitled "Shares Beneficially Owned Before Offering" is determined under rules promulgated by the SEC. No holder of preferred stock or warrants issued in connection with the Series E preferred stock financing is entitled to convert any shares of such preferred stock into, or exercise any such warrants for, common stock, or dispose of any shares of such preferred stock or any portion of any such warrants if it would result in the holder or any of its affiliates together beneficially owning more than 4.99% of the outstanding shares of our common stock, except with respect to stockholders who previously waived this provision prior to it becoming binding upon them. Therefore, while included in the number of shares offered in the table below, shares which the selling stockholder is prevented from acquiring as a result of these provisions are not shown as beneficially owned by virtue of such limitation. As a result, the number of shares that each selling stockholder may sell pursuant to this prospectus may exceed the number of shares such holder beneficially owned prior to the offering, as determined pursuant to the rules promulgated by the SEC.

         Each of the following symbols as used in the selling stockholder table shall have the meaning assigned to it as indicated below:

------------ -------------------------------------------------------------------
Symbol       Meaning
------------ -------------------------------------------------------------------
OS           Shares of our common stock beneficially owned by the stockholders acquired other than in connection with the Series C or Series D
             Preferred stock transactions.
------------ -------------------------------------------------------------------
OW           Shares of our common stock issuable upon exercise of our investor warrants acquired other than in connection with the Series C or
             Series D Preferred stock transactions.
------------ -------------------------------------------------------------------
CS           Shares of common stock issued upon the conversion of our Series C preferred stock at the original conversion price of $3.00 per share.
------------ -------------------------------------------------------------------
CW           Shares of common stock issuable upon exercise of our investor warrants issued in connection with the Series C private placement.
------------ -------------------------------------------------------------------
CP           Shares of common stock issued upon redemption of premium on our
             Series C preferred stock.
------------ -------------------------------------------------------------------
CA           Shares of common stock issued to the Series C preferred stock holders who, by virtue of their participation in the Series D preferred stock placement, had their conversion price reset to
             $0.30 per
             share.
------------ -------------------------------------------------------------------
DS           Shares of common stock issuable upon the conversion of our Series D preferred stock at the original conversion price of $0.30 per share.
------------ -------------------------------------------------------------------
DW           Shares of common stock issuable upon exercise of our investor warrants issued in connection with the Series D private placement.
------------ -------------------------------------------------------------------
DP           Shares of common stock estimated to be issuable upon redemption of premium on our Series D preferred stock.
------------ -------------------------------------------------------------------
DA           Shares of common stock issuable to the Series D preferred stock holders who, by virtue of the Series E preferred stock placement, had their conversion price reset to $0.20 per share.
------------ -------------------------------------------------------------------
DD           Shares of stock issuable to the Series D preferred stockholders who, by virtue of the Series E preferred stock placement, had their
             Series D Dividend conversion price reset to $0.20 for Series D
             Dividends to be issued.
------------ -------------------------------------------------------------------
ES           Shares of common stock issuable upon the conversion of our Series E preferred stock at the original conversion price of $0.20 per share.
------------ -------------------------------------------------------------------
EW           Shares of common stock issuable upon exercise of our investor warrants issued in connection with the Series E private placement.
------------ -------------------------------------------------------------------
EP           Shares of common stock estimated to be issuable upon redemption of premium on our Series E preferred stock.
------------ -------------------------------------------------------------------
NO           Shares of our common stock issuable upon exercise of our investor warrants originally acquired in connection with our two debt transactions.
------------ -------------------------------------------------------------------
ND           Shares of common stock issuable to the debt holders who, by agreement with the Series D preferred investors, have agreed to convert their debt into shares of the Series D preferred stock.
------------ -------------------------------------------------------------------
NW           Shares of common stock issuable upon exercise of our investor warrants issued to the debt holders who, by agreement with the
             Series D preferred investors, have agreed to convert their debt into shares of the Series D preferred stock.
------------ -------------------------------------------------------------------
NP           Shares of common stock estimated to be issuable upon redemption of premium on our Series D preferred stock.
------------ -------------------------------------------------------------------
PW           Shares of common stock issuable upon exercise of placement agent warrants.
------------ -------------------------------------------------------------------
SO           Fully vested employee stock options.
------------ -------------------------------------------------------------------
TS           The total of all of the foregoing shares of our common stock.
------------ -------------------------------------------------------------------
W            Warrants issued to employees.
------------ -------------------------------------------------------------------

Where a particular symbol is not shown, then the stockholder does not own shares falling into that category. In addition, because a stockholder may convert his, her or its shares of our Series C and Series D preferred stock prior to the respective maturity date, the stockholder may not receive all of the shares shown in the table for the symbols CP and DP. If this occurs, the stockholder's total shown in the table for the symbol TS would also be reduced.


                                                   TABLE OF SELLING STOCKHOLDERS

                                                      Beneficial ownership
                                                         before offering                                       Beneficial ownership
                                                       (with limitations)                Shares                   after offering
Name of selling stockholder             Symbol        number            %                Offered              number           %
-----------------------------------------------------------------------------  -----------------------------------------------------
St. Cloud Investments Ltd. (1)          DD                527,922                          527,922                     -
2525 Michigan Ave., #5                  OS                956,845                                                956,845
Santa Monica, CA 90404                  OW                 87,500                                                 87,500
                                        CS             15,545,772                                             15,545,772
                                        CW              1,037,017                                              1,037,017
                                        DS             14,395,000                                             14,395,000
                                        DW             19,191,414                                             19,191,414
                                        ES              5,500,000                        5,500,000                     -
                                        EW              5,500,000                        5,500,000                     -
                                        EP                884,133                          884,133                     -
                                        DA              4,799,293                        4,799,293                     -
                                                ------------------                 --------------------------------------
                                        Total          68,424,896       45.9%           17,211,348            51,213,548      38.9%

Lagunitas Partners Capital, L.P. (2)    DD                165,033                          165,033                     -
50 Osgood Place - PH                    DS              2,999,700                                              2,999,700
San Francisco, CA 94133                 DW              5,999,400                                              5,999,400
                                        DP                540,000                                                540,000
                                        ES              3,000,000                        3,000,000                     -
                                        EW              3,000,000                        3,000,000                     -
                                        EP                482,255                          482,255                     -
                                        DA              1,500,300                        1,500,300                     -
                                                ------------------                 --------------------------------------
                                        Total          17,686,688       15.4%            8,147,588             9,539,100       9.0%

New England Partners Capital, L.P. (3)  DD                 52,260                           52,260                     -
One Boston Place, Ste 2100              OS                 26,666                                                 26,666
Boston, MA 02108                        CW                333,424                                                333,424
                                        CA              2,999,909                                              2,999,909
                                        DS                950,001                                                950,001
                                        DW              3,333,000                                              3,333,000
                                        DA                475,095                          475,095                     -
                                                ------------------                 --------------------------------------
                                        Total           8,170,355        7.8%              527,355             7,643,000       7.3%

Gruber & McBaine International (4)      DD                 55,011                           55,011                     -
50 Osgood Place - PH                    DS                999,900                                                999,900
San Francisco, CA 94133                 DW              1,999,800                                              1,999,800
                                        DP                180,000                                                180,000
                                        ES              1,000,000                        1,000,000                     -
                                        EW              1,000,000                        1,000,000                     -
                                        EP                160,752                          160,752                     -
                                        DA                500,100                          500,100                     -
                                                ------------------                 --------------------------------------
                                        Total           5,895,563        5.7%            2,715,863             3,179,700       3.2%

                                                                15






                                                      Beneficial ownership
                                                         before offering                                       Beneficial ownership
                                                       (with limitations)                Shares                   after offering
Name of selling stockholder             Symbol        number            %                Offered              number           %
-----------------------------------------------------------------------------  -----------------------------------------------------

J. Patterson McBaine (5)                DD                 27,506                           27,506                     -
50 Osgood Place - PH                    DS                499,950                                                499,950
San Francisco, CA 94133                 DW                999,900                                                999,900
                                        DP                 90,000                                                 90,000
                                        ES                500,000                          500,000                     -
                                        EW                500,000                          500,000                     -
                                        EP                 80,376                           80,376                     -
                                        DA                250,050                          250,050                     -
                                                ------------------                 --------------------------------------
                                        Total           2,947,782        2.9%            1,357,932             1,589,850       1.6%

Jon D. & Linda W. Gruber (6)            DD                 27,506                           27,506                     -
50 Osgood Place - PH                    DS                499,950                                                499,950
San Francisco, CA 94133                 DW                999,900                                                999,900
                                        DP                 90,000                                                 90,000
                                        ES                500,000                          500,000                     -
                                        EW                500,000                          500,000                     -
                                        EP                 80,376                           80,376                     -
                                        DA                250,050                          250,050                     -
                                                ------------------                 --------------------------------------
                                        Total           2,947,782        2.9%            1,357,932             1,589,850       1.6%

Stifel Nicolaus Cust A. Ray Cercle
IRA (7)                                 DD                  3,301                            3,301                     -
501 N. Broadway                         OS                133,131                                                133,131
St. Louis, MO 63102                     CS                131,658                                                131,658
                                        DS                 59,994                                                 59,994
                                        DA                 30,006                           30,006                     -
                                                ------------------                 --------------------------------------
                                        Total             358,090        0.4%               33,307               324,783       0.3%

H&B Wilson Interests, Ltd. (8)          DD                  6,418                            6,418                     -
2001 Kirby Drive, Ste. 712              OS                117,255                                                117,255
Houston, TX 77019                       CS                 23,340                                                 23,340
                                        CW                 23,340                                                 23,340
                                        CP                 23,333                                                 23,333
                                        CA                209,993                                                209,993
                                        DS                116,655                                                116,655
                                        DW                233,310                                                233,310
                                        DP                 21,000                                                 21,000
                                        DA                 58,345                           58,345                     -
                                                ------------------                 --------------------------------------
                                        Total             832,989        0.9%               64,763               768,226       0.8%

                                                                16






                                                      Beneficial ownership
                                                         before offering                                       Beneficial ownership
                                                       (with limitations)                Shares                   after offering
Name of selling stockholder             Symbol        number            %                Offered              number           %
-----------------------------------------------------------------------------  -----------------------------------------------------

The Michael S. McCord GST Trust (9)     DD                  3,301                            3,301                     -
2001 Kirby Drive, Ste. 701              OW                 12,500                                                 12,500
Houston, TX 77019                       CW                 11,670                                                 11,670
                                        DS                 59,994                                                 59,994
                                        DW                119,988                                                119,988
                                        DA                 30,006                           30,006                     -
                                                ------------------                 --------------------------------------
                                        Total             237,459        0.2%               33,307               204,152       0.2%

Scorpion Capital Partners  (10)         DD                  5,684                            5,684                     -
245 Fifth Ave, 25th Floor               OS                 11,501                                                 11,501
New York, NY 10016                      CS                 20,423                                                 20,423
                                        CW                 20,423                                                 20,423
                                        CP                 20,417                                                 20,417
                                        CA                183,744                                                183,744
                                        DS                103,323                                                103,323
                                        DW                206,646                                                206,646
                                        DP                 18,600                                                 18,600
                                        DA                 51,677                           51,677                     -
                                                ------------------                 --------------------------------------
                                        Total             642,438        0.7%               57,361               585,077       0.6%

Stephens Investment Management  (11)    ES              5,000,000                        5,000,000                     -
One Sansome Street, Ste. 2900           EW                500,000                        5,000,000                     -
San Francisco, CA 94104                 EP                803,757                          803,757                     -
                                                ------------------                 --------------------------------------
                                        Total           6,303,757       10.0%           10,803,757                     -       nil

LH Financial  (12)                      DW              1,849,800                                              1,849,800
160 Central Park South, Ste. 2701       ES              1,500,000                        1,500,000                     -
New York, NY 10019                      EW              1,500,000                        1,500,000                     -
                                        EP                241,127                          241,127                     -
                                                ------------------                 --------------------------------------
                                        Total           5,090,927        5.0%            3,241,127             1,849,800       1.9%

GreenLight (Switzerland) SA  (13)       ES              1,000,000                        1,000,000                     -
84, av. Louis-Casai                     EW              1,000,000                        1,000,000                     -
CH 1216 Cointrin, Geneva, Switzerland   EP                160,752                          160,752                     -
                                                ------------------                 --------------------------------------
                                        Total           2,160,752        2.2%            2,160,752                     -       nil

Enable Growth Partners L.P.  (14)       ES              1,000,000                        1,000,000                     -
One Ferry Building, Ste. 255            EW              1,000,000                        1,000,000                     -
San Francisco, CA 94111                 EP                160,752                          160,752                     -
                                                ------------------                 --------------------------------------
                                        Total           2,160,752        2.2%            2,160,752                     -       nil

                                                                17






                                                      Beneficial ownership
                                                         before offering                                       Beneficial ownership
                                                       (with limitations)                Shares                   after offering
Name of selling stockholder             Symbol        number            %                Offered              number           %
-----------------------------------------------------------------------------  -----------------------------------------------------

Bluegrass Growth Fund, Ltd  (15)        ES              1,000,000                        1,000,000                     -
122E 42nd Street                        EW              1,000,000                        1,000,000                     -
New York, NY 10168                      EP                160,752                          160,752                     -
                                                ------------------                 --------------------------------------
                                        Total           2,160,752        2.2%            2,160,752                     -       nil

                                        DD                497,299                          497,299                     -
General Conference  Corporation of
SDA (16)                                OS              5,522,516                                -             5,522,516
12501 Old Columbia Pike                 OW                740,000                                                740,000
Silver Spring, MD 20904                 CW                333,424                                                333,424
                                        DW              1,500,000                                              1,500,000
                                        NW             18,078,192                                             18,078,192
                                        PW                 25,000                                                 25,000
                                        DA              4,520,904                        4,520,904                     -
                                        DS              9,039,096                                              9,039,096
                                        NP              1,627,037                                -             1,627,037
                                                ------------------                 --------------------------------------
                                        Total          41,883,468       31.4%            5,018,203            36,865,265      28.7%

                                        DD                283,123                          283,123                     -
Jonathan J. Pallin Revocable Trust
(17)                                    OS              1,640,200                                -             1,640,200
4132 Chevy Chase Drive                  DA              2,573,848                        2,573,848                     -
La Canada, CA 91011                     DS              5,146,152                                -             5,146,152
                                        DW             10,292,304                                             10,292,304
                                        NW                920,000                                                920,000
                                        NP                926,307                                -               926,307
                                                ------------------                 --------------------------------------
                                        Total          21,781,934       18.6%            2,856,971            18,924,963      16.6%

Think Equity (18)                       PW              1,200,000        1.2%            1,200,000                     -       nil
28 W. 44th Street
Suite 1200
New York, NY  10036

Linda H. Masterson (19)                 W               2,017,014                          500,000             1,517,014
                                        SO              2,322,840                                -             2,322,840
                                                ------------------                 --------------------------------------
                                                        4,339,854        4.3%              500,000             3,839,854       1.6%

Tom Foley (20)                          W                 392,000        0.3%              250,000               142,000       nil

                                                ------------------                 --------------------------------------
                                                      195,618,238                       61,859,070           138,259,168
                                                ==================                 ======================================

1.) Due to his position as the majority holder of the stock of St. Cloud Investments, Mr. Pierre Caland may, be deemed to be the beneficial owner of the shares owned directly by SCI. SCI has the sole power to vote and dispose of the shares. Mr. Caland, in his capacity as the majority holder of the stock of SCI, may be deemed to share power to vote or direct the vote and to dispose or to direct the disposition of the shares and warrants.

2.) Gruber & McBaine Cap. Mgmt. ("GMCM"), as the general partner of this stockholder, has the sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, GMCM maybe deemed the beneficial owner of these shares as a result of possessing these powers. However, GMCM disclaims such beneficial ownership of these shares. Jon D Gruber & J Patterson McBaine as managing members, along with Eric B. Swergold of GMCM have the power to act on its behalf.

3.) NEP Capital LLC ("NEP Capital"), as the general partner of this stockholder, has the sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, NEP Capital may be deemed the beneficial owner of these shares as a result of possessing these powers. However, NEP Capital disclaims such beneficial ownership of these shares. There are six independent members of NEP Capital. The six independent members of NEP Capital are: David Dullum, Robert Hanks, John Rousseau, Edwin Snape, Chris Young, and Todd Fitzpatrick. Accordingly, no person or "group" (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G controls NEP Capital.

4.) Gruber & McBaine Cap. Mgmt. ("GMCM"), as attorney in fact of this stockholder, has the sole voting and investment powers with respect to the shares of common stock reported in the table for this stockholder. Accordingly, GMCM may be deemed the beneficial owner of these shares as a result of possessing these powers. However, GMCM disclaims such beneficial ownership of these shares. Jon D Gruber & J Patterson McBaine as managing members, along with Eric B. Swergold of GMCM have the power to act on its behalf.

5.) J. Patterson McBaine has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares.

6.) Jon D. and Linda W. Gruber have sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares.

7.)      Mr. A. Ray Cecrle is the beneficial owner.

8.) Herman T. Wilson, Jr. is the general partner of this stockholder. As such, he has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed a beneficial owner of these shares as a result of possessing these powers.

9.)      Michael S. McCord is the beneficial owners of the shares in the Michael
         S. McCord GST Trust.

10.) Each of Nuno Brandolini and Kevin McCarthy are directors of this stockholder As such, they have shared voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, they may be deemed the beneficial owners of these shares as a result of possessing these powers. However, each disclaims being the sole beneficial owner of these shares.

11.) Stephens Investment Mgmt. ("SIM"), as the general partner of this stockholder, has the sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, SIM may be deemed the beneficial owner of these shares as a result of possessing these powers. However, However, SIM disclaims such beneficial ownership of these shares. P. Bart Stephens & W. Bradford Stephens as managing members have the power to act on its behalf.

12.)     Mr. Konrad Ackerman and Mr. Rainer Posch are beneficial owners.

13.) Mel Craw and Maxi Brezzi, in their capacity as managers of GreenLight (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.

14.) Enable Capital Management ("ECM"), as the general partner of this stockholder, has the sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, ECM may be deemed the beneficial owner of these shares as a result of possessing these powers. However, ECM disclaims such beneficial ownership of these shares. Mitchell Levine as managing member, along with Brendan O'Neil and Adam Epstein as principals of ECM have the power to act on its behalf.

15.) Brian Shatz has voting control and investment decision over securities held by Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD. Mr. Shatz disclaims beneficial ownership of the shares held by Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD.

16.) GCC is the beneficial owner of 41,264,292 shares of Common Stock, which represents beneficial ownership of 42.88% of that class of securities based on 96,231,196 shares of LifePoint Common Stock issued and outstanding as of November 10, 2004, as indicated in LifePoint's Quarterly Report on Form 10-Q filed with the SEC on November 15, 2004. The 41,264,292 shares of Common Stock beneficially held consist of (i) 5,522,516 shares of Common Stock; (ii) 15,065,160 shares of Common Stock issuable upon conversion of currently convertible shares of Series D Convertible Preferred Stock; (iii) 20,626,616 shares of Common Stock underlying currently exercisable Warrants; and (iv) 50,000 shares of Common Stock underlying currently exercisable Warrants held by Gencon Insurance Company of Vermont, a wholly owned subsidiary of GCC. GCC has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 41,214,292 shares of Common Stock, and has shared power to vote or to direct the vote and to dispose or to direct the disposition of 50,000 shares of Common Stock. (Data from General Conference Corporation of Seventh-day Adventists Schedule 13-D Filing dated December 29, 2004).

17.) Jonathan J. Pallin is the trustee of the Jonathan J. Pallin Revocable Trust As such, he has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed a beneficial owner of these shares as a result of possessing such powers.

18.) ThinkEquity Partners LLC is a Delaware limited liability company. ThinkEquity Partners LLC is the selling stockholder. As such, all voting and investment powers with respect to the shares of our common stock reported in the table, would be made by the Executive Committee of ThinkEquity Partners LLC. Accordingly, ThinkEquity Partners LLC is deemed the beneficial owner of these shares as a result of possessing such powers.

19.) Linda H. Masterson has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, she may be deemed the beneficial owner of these shares.

20.) Tom Foley has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock pursuant to this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each of the selling stockholders does not expect these commissions and discounts from such selling stockholder to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each of the selling stockholders has informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

         The legality of our common stock offered by this prospectus will be passed upon by Latham & Watkins LLP, San Diego, California.

                                     EXPERTS

         Singer Lewak Greenbaum & Goldstein LLP have audited our financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2004, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Singer Lewak Greenbaum & Goldstein LLP's report, given on their authority as experts in accounting and auditing. Ernst & Young, LLP, our predecessor independent auditors, have audited our financial statements included in our Annual Report on Form 10-K/A, Amendment #2, for the year ended March 31, 2003, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described therein in
Note 1 to the financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE TO FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of our Public Reference Room. Our SEC filings also are available to the public on the SEC's Internet site at www.sec.gov. In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning our Chief Financial Officer at:

                                 LifePoint, Inc.
                            1205 South Dupont Street
                            Ontario, California 91761
                                 (909) 418-3000

         The SEC allows us to "incorporate by reference" in this prospectus information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

         o Our Annual Report on Form 10-K for the fiscal year ended March 31, 2004;

         o Our Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2004; and

         o Our Current Reports on Form 8-K filed on June 30, 2004, November 22, 2004, November 30, 2004 and December 1, 2004.

         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the SEC and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 relating to the securities that may be offered by this prospectus. This prospectus is a part of that Registration Statement, but does not contain all of the information in the Registration Statement. For more detail concerning us and any securities offered by this prospectus, you may examine the Registration Statement and the exhibits filed with it at the offices of the SEC.

         You should rely only on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. You should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

============================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION OR                LIFEPOINT, INC.
REPRESENTATIONS IN CONNECTION WITH THIS
OFFERING OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS. IF ANY SUCH INFORMATION OR
REPRESENTATIONS IS GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY US.
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER
TO SELL OR A SOLICITATION OF AN OFFER TO BUY
THE SECURITIES OFFERED HEREBY TO ANY PERSON
IN ANY STATE OR OTHER JURISDICTION IN WHICH
SUCH OFFER OR SOLICITATION WOULD BE
UNLAWFUL. NEITHER THE DELIVERY OF THIS                      61,859,070
PROSPECTUS NOR ANY SALE MADE HEREUNDER                        SHARES
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY                OF COMMON STOCK
IMPLICATION THAT THE INFORMATION CONTAINED               ($.001 PAR VALUE)
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT                 OFFERED BY
TO THE DATE HEREOF.                                    SELLING STOCKHOLDERS

          ____________

                                                           ____________

                                                            PROSPECTUS
                                                           ____________

                                                       ---------- --, -----

                                                  =============================

============================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the following table:

SEC Registration Fee                                             $       2,039
Legal Fees and Expenses                                                 20,000
Accounting Fees and Expenses                                             5,000
Printing and Engraving Expenses                                          5,000
Miscellaneous                                                            1,461
                                                                  ------------
    Total                                                         $     33,500
                                                                  ============

    All of the above items except the registration fee are estimates.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL also provides that a corporation may advance the expenses of defense (upon receipt of a written undertaking to reimburse the corporation if it is ultimately determined that such individual is not entitled to indemnification) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred. The DGCL further provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, except only to the extent a court determines that the person is entitled to indemnity for such expenses that such court deems proper. The DGCL also permits a corporation to purchase and maintain liability insurance for its directors and officers.

      Our Restated Certificate of Incorporation and Restated Bylaws provide that we may indemnify any and all persons whom it shall have power to indemnify under the DGCL from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said DGCL. We maintain insurance on behalf of its directors and officers, insuring them against liabilities that they may incur in such capacities or arising out of such status.

ITEM 16.    EXHIBITS

    The Exhibit Index is attached hereto on page E-1.

ITEM 17.    UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs
          (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, County of San Bernardino, State of California, on January 11, 2005.

                                             LIFEPOINT, INC.

                                             By: /s/ CRAIG S. MONTESANTI
                                             ---------------------------
                                             CRAIG S. MONTESANTI
                                             CHIEF ACCOUNTING OFFICER

                                POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below hereby constitutes and appoints Craig S. Montesanti his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common stock offered hereby under the Securities Act of 1933, with the SEC, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact may do or cause to be done by virtue hereof.

SIGNATURE                                TITLE
---------                                -----

/S/ M. RICHARD WADLEY                   Principal Executive Officer and Director
--------------------------------
M. Richard Wadley

/S/ CRAIG MONTESANTI                    Principal Financial Officer
--------------------------------
Craig Montesanti

/S/ STAN YAKATAN                        Director (Chairman)
--------------------------------
Stan Yakatan

/S/ NUNO BRANDOLINI                     Director
--------------------------------
Nuno Brandolini

/S/ WILLIAM CAVENDISH                   Director
--------------------------------
William Cavendish

/S/ PETER S. GOLD                       Director
--------------------------------
Peter S. Gold

EXHIBIT INDEX

  EXHIBIT
  NUMBER                               DESCRIPTION
  ------                               -----------

4.1(1)            Form of Common Stock Certificate of LifePoint, Inc.

4.2 Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock of the Company

5.1               Opinion of Latham & Watkins LLP.

10.1 Form of Securities Purchase Agreement dated November 19, 2004 by and among the Company and the purchasers who are signatories thereto.

10.2 Form of Common Stock Purchase Warrant dated November 19, 2004 issued by the Company.

10.3 Form of Registration Rights Agreement dated November 19, 2004 by and among the Company and the purchasers who are signatories thereto.

10.4 Form of Common Stock Purchase Warrant between the Company and each of Linda H. Masterson and Thomas Foley.

23.1              Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

23.2 Consent of Singer Lewak Greenbaum & Goldstein LLP, Independent Registered Accounting Firm

23.3              Consent of Ernst & Young LLP, Independent Registered Public
                  Accounting Firm.

24.1 Powers of Attorney (contained on the signature page of this Registration Statement).

------------------
(1) Filed as an exhibit to LifePoint, Inc.'s Registration Statement on Form S-1, as amended (File No. 33-67186), and incorporated herein by reference.